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                                                                      EXHIBIT 1

                           ARTICLES OF INCORPORATION

                                       OF

                            L.A. T SPORTSWEAR, INC.



                                       I.

         The name of the Corporation is L.A. T Sportswear, Inc.

                                      II.

         A. The authorized capital stock of the Corporation shall consist of: (i) twenty-five million (25,000,000) shares of voting common stock without par value; and (ii) five million (5,000,000) shares of preferred stock, the terms, conditions, rights and limitations of which shall be determined in accordance with Section B of this Article II.

         B. The Board of Directors may determine the designation, par value, preferences, qualifications, voting rights and powers, limitations and relative rights of one or more series of preferred stock to be issued by the Corporation from time to time upon such terms as the Board of Directors may adopt and upon filing of an amendment to these Articles of Incorporation in accordance with
Section 14-2-602 of the Georgia Business Corporation Code, or any successor statute authorizing the issuance of preferred stock.

         C. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written consent signed by persons who would be entitled to vote at a meeting of shareholders having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the shareholders at which all shareholders entitled to vote were present and voting, in accordance with Section 14-2-704 of the Georgia Business Corporation Code, or any successor statute.

                                      III.

         The street address of the registered office of the Corporation is 1200 Airport Road, Ball Ground, Georgia 30107, located in Cherokee County. The registered agent of the Corporation at such office is Isador E. Mitzner.

                                      IV.

         The mailing address of the principal office of the Corporation is 1200 Airport Road, Ball Ground, Georgia 30107.


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                                       V.

         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that to the extent required by applicable law, this Article shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                                      VI.

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

                                      VII.

         The Corporation may, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify its directors, officers, employees and agents as set forth in the Bylaws of the Corporation.


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